AMENDMENT TO THE TRANSFER AGENCY
                        AND SUB-ADMINISTRATION AGREEMENT


         AMENDMENT made as of the 10th day of December, 2004, to that certain Transfer Agency and Sub-Administration Agreement, dated as of October 1, 2003, (the "Agreement"), between AMERICAN EXPRESS FINANCIAL CORPORATION ("AEFC"), a Delaware corporation having its principal place of business at 50611 AXP Financial Center, Minneapolis, MN 55474, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219.

         WHEREAS, pursuant to the Agreement, BISYS assists AEFC, in its capacity as Administrator, by providing certain fund accounting and financial reporting, administrative and tax allocation services for the Company and acts as transfer agent and provides certain transfer agency services relating to the investors that purchase Shares ("Shareholders"); and

         WHEREAS, AEFC and BISYS agree that Schedule A to the Agreement does not clearly reflect their intent regarding the minimum annual fee and wish to revise Schedule A to clarify such intent;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.   Amendment

         The parties agree and acknowledge that Schedule A to the Agreement incorrectly describes the parties' intent regarding the minimum annual fee. Therefore, Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached with effect from the effective date of the Agreement.

         2.   Miscellaneous

         (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

         (b) Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

         (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

         (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                              AMERICAN EXPRESS FINANCIAL CORPORATION


                              By:
                                   ---------------------------------------------
                              Name:
                              Title:


                              BISYS FUND SERVICES OHIO, INC.


                              By:
                                   ---------------------------------------------
                              Name:
                              Title:

                                   SCHEDULE A


                           TO THE TRANSFER AGENCY AND
                           SUB-ADMINISTRATIONAGREEMENT
                 BETWEEN AMERICAN EXPRESS FINANCIAL CORPORATION
                       AND BISYS FUND SERVICES OHIO, INC.

Fee

Base Annual Fee

On the first $250,000,000                                     7 bps

On assets in excess of $250,000,000                           5 bps

The foregoing base annual fee is subject to a minimum annual fee of $125,000 (not including any other fees or expenses payable pursuant to this Agreement).

Annual Per Account Fee

For the first 1,000 open accounts                             $50 per account

For each account in excess of 1,000 open accounts             $25 per account

All fees are applied as an annual rate based on average net assets and number of open accounts for the applicable month. Fees are billed monthly and payment is due within 30 days of receipt.

Fee calculation example:

Average net assets = $350,000,000

250,000,000 x 0.0007 = 175,000

100,000,000 x 0.0005 = 50,000

175,000 + 50,000/12 = $18,750 total fee billed for the month.

Out-of-pocket Expenses and Miscellaneous Service Fees

BISYS shall be entitled to be reimbursed for all reasonable out-of-pocket expenses as set forth in Section 3 of this Agreement to which this Schedule A is attached.



                                       3